Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Doni Fordyce

L-1 Identity Solutions

203-504-1109

dfordyce@L1ID.com

Steve Lipin

Brunswick Group

212-333-3810

L-1 Identity Solutions Completes Acquisition of the
ID Systems Business from Digimarc Corporation

STAMFORD, CT. — August 14, 2008 — L-1 Identity Solutions, Inc. (NYSE:ID), a leading provider of identity solutions and services, today announced that it closed its tender offer for all of the outstanding shares of Digimarc Corporation (Nasdaq: DMRC) and completed its acquisition of Digimarc’s ID systems business.

The extended subsequent offering period for the tender offer expired at 5:00 p.m. (ET) on August 13, 2008.  Through the initial and subsequent offering period, L-1 purchased 22,093,169 shares of Digimarc common stock, representing approximately 88.37 percent of the outstanding shares of Digimarc.  Thereafter, L-1 exercised its option to purchase newly-issued shares of Digimarc common stock directly from Digimarc in order to acquire at least 90 percent of the outstanding shares and effect a “short-form” merger under Delaware law. Immediately following exercise of the option, L-1 effected the “short-form” merger and Digimarc became a wholly-owned subsidiary of L-1 and changed its name to L-1 Secure Credentialing, Inc.  Prior to the completion of the tender offer and the merger, Digimarc transferred its digital watermarking business to DMRC Corporation which changed its name to Digimarc following the merger.

As a result of the merger, any shares of Digimarc common stock not tendered in the offer were cancelled and converted into the right to receive the same $12.25 in cash per share (without interest and less any required withholding taxes) that was paid in the tender offer, with the exception of shares for which appraisal rights are properly demanded.

About L-1 Identity Solutions

 L-1 Identity Solutions, Inc. (NYSE: ID), together with its portfolio of companies, offers a comprehensive set of products and solutions for protecting and securing personal identities and assets. Leveraging the industry’s most advanced multi-modal biometric platform for finger, face and iris recognition, our solutions provide a circle of trust around all aspects of an identity and the credentials assigned to it — including proofing, enrollment, issuance and usage. With the trust and confidence in individual identities provided by L-1 Identity Solutions, government entities, law enforcement and border management agencies, and commercial enterprises can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity. L-1 Identity Solutions is headquartered in Stamford, CT. For more information, visit www.L1ID.com.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release and those made from time to time by L-1 Identity Solutions through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect L-1 Identity Solutions’ current expectations based on management’s beliefs and assumptions and information currently available and actual results could differ materially from these expectations. Certain factors that could cause or contribute to such differences include, among other things, the availability of government funding for the Company’s products and solutions, general economic and political conditions and the unpredictable nature of working with government agencies. Additional risks and uncertainties are described in the Securities and Exchange Commission filings of L-1 Identity Solutions, including its Form 10-K for the year ended December 31, 2007 and its Form 10-Q for each of the quarterly periods ended March 31, 2008 and June 30, 2008. L-1 Identity Solutions expressly disclaims any intention or obligation to update any forward-looking statements.

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